Exhibit 4.3

AMENDMENT NO. 1 TO PREFERRED STOCK RIGHTS AGREEMENT

This Amendment No. 1 (this “Amendment”) to the Preferred Stock Rights Agreement dated as of March 4, 2005 (the “Rights Agreement”), between Digital Impact, Inc., a Delaware corporation (the “Company”), and Computershare Investor Services LLC, as Rights Agent (the “Rights Agent”), is made and entered into as of March 24, 2005.

WHEREAS, the Company and the Rights Agent have previously executed and entered into the Rights Agreement;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions thereof;

WHEREAS, the Company intends to enter into an Agreement and Plan of Merger (as it may be amended or supplemented from time to time, the “Merger Agreement”) by and among Acxiom Corporation, a Delaware corporation (“Parent”), the Company and Adam Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) (any capitalized term used in this Amendment and not otherwise defined herein shall have the meaning ascribed thereto in the Rights Agreement); and

WHEREAS, on March 24, 2005, the Board of Directors of the Company has approved and deemed desirable the amendment of the Rights Agreement to the effect that (i) Parent shall not be an “Acquiring Person” under the Rights Agreement solely by virtue of entering into the Merger Agreement and the performance of the transactions contemplated thereby, including the Merger and the Offer (as such terms are defined in the Merger Agreement), and (ii) the entry into the Merger Agreement, and the Merger, the Offer and the performance of the transactions contemplated thereby shall not result in the grant of rights to any Person under the Rights Agreement or enable or require the Company Rights (as defined in the Merger Agreement) to be exercised, distributed or triggered, and has authorized the entering into of this Amendment.

NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties hereby agree as follows:

1.                                       Section 1(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

(a)                                  “Acquiring Person” shall mean any Person, who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Common Shares then outstanding, but shall not include the Company, any Subsidiary of the Company or any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan.  Notwithstanding the foregoing, no Person shall be deemed to be an Acquiring Person as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the

Common Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), then such Person shall be deemed to be an Acquiring Person unless upon becoming the Beneficial Owner of such additional Common Shares of the Company such Person does not beneficially own 15% or more of the Common Shares of the Company then outstanding.  Notwithstanding the foregoing, if the Company’s Board of Directors determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently (including, without limitation, because (i) such Person was unaware that it beneficially owned a percentage of the Common Shares that would otherwise cause such Person to be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), or (ii) such Person was aware of the extent of the Common Shares it beneficially owned but had no actual knowledge of the consequences of such beneficial ownership under this Agreement) and without any intention of changing or influencing control of the Company, and if such Person divested or divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be or to have become an “Acquiring Person” for any purposes of this Agreement including, without limitation Section 1(gg) hereof.  Notwithstanding the foregoing, none of Acxiom Corporation, a Delaware corporation (“Parent”), or any of its Subsidiaries, shall be deemed to be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a) by virtue of: (A) the execution, delivery and performance of the Agreement and Plan of Merger by and among Parent, the Company and Adam Merger Corporation (as it may be amended or supplemented from time to time, the “Merger Agreement”), (B) the acquisition of Beneficial Ownership of Common Shares by Adam Merger Corporation pursuant to the Offer (as defined in the Merger Agreement) in exchange for the Offer Price (as defined in the Merger Agreement) in accordance with the Merger Agreement, or (C) the consummation of the Merger (as defined in the Merger Agreement) or the transactions expressly contemplated by the Merger Agreement (each of the events set forth in the foregoing clauses (A) to (C), an “Exempt Event”).

2.                                       Section 1(k) of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:

“Notwithstanding the foregoing, a Distribution Date shall not be deemed to have occurred as a result of (i) any Exempt Event or (ii) the Offer pursuant to the terms of the Merger Agreement.”

3.                                       Section 1(gg) of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:

“Notwithstanding the foregoing, a Shares Acquisition Date shall not be deemed to have occurred as a result of any Exempt Event.”

4.                                       Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

(a)                                  Subject to Sections 7(e), 23(b) and 24(b) hereof, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein), in whole or in part, at any time after the Distribution Date, upon surrender of the Rights Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the Exercise Price for each one-thousandth (0.001) of a Preferred Share (or, following a Triggering Event, other securities, cash or other assets as the case may be), as to which the Rights are exercised, at or prior to the earliest of (i) the time immediately prior to the consummation of the Merger (as defined in the Merger Agreement), (ii) the Close of Business on the Expiration Date, (iii) the time at which the Rights are redeemed as provided in Section 23 hereof, or (iv) the time at which such Rights are exchanged as provided in Section 24 hereof.

5.                                       A new Section 20(l) of the Rights Agreement is hereby added as follows:

(l)                                     The Rights Agent shall not be subject to, be required to comply with, or determine if any Person has complied with, the Merger Agreement or any agreements and documents related to or referred to in the Merger Agreement or any other agreement between or among the parties thereto, even though reference thereto may be made in this Agreement.

6.                                       The undersigned officer of the Company, being an appropriate officer of the Company and authorized to do so by resolution of the Board of Directors of the Company duly adopted and approved at a meeting held March 24, 2005, hereby certifies to the Rights Agent that this Amendment is in compliance with Section 27 of the Rights Agreement.

7.                                       This Amendment shall be subject to the provisions of Sections 26 (Notices), 27 (Supplements and Amendments), 28 (Successors), 29 (Determination and Actions by the Board of Directors, etc.), 30 (Benefits of this Agreement), 31 (Severability), 32 (Governing Law), 33 (Counterparts) and 34 (Descriptive Headings) of the Rights Agreement as if set forth herein.

8.                                       Except as set forth herein, the Rights Agreement shall remain in full force and effect.

9.                                       This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and the Rights Agent as of the day and year first written above.

COMPANY	DIGITAL IMPACT, INC.

	By:	/s/ David Oppenheimer

	Name:	David Oppenheimer

	Title:	Senior Vice President, Chief Financial Officer & Treasurer

Attest:

	By:	/s/ David Oppenheimer

	Name:	David Oppenheimer

	Title:	Senior Vice President, Chief Financial Officer & Treasurer

RIGHTS AGENT	COMPUTERSHARE INVESTOR SERVICES LLC

	By:	/s/ Gerry Mullins

	Name:	Gerry Mullins

	Title:	Treasurer